As filed with the Securities and Exchange Commission on August 8, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Tidewater Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-0487776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Poydras Street

Suite 1900

New Orleans, Louisiana 70130

(Address, including zip code, or registrant’s principal executive offices)

Tidewater Inc. 2006 Stock Incentive Plan

(Full title of the plan)

Cliffe F. Laborde

Executive Vice President, Secretary and General Counsel

Tidewater Inc.

601 Poydras Street

Suite 1900

New Orleans, Louisiana 70130

(504) 566-4545

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Margaret F. Murphy

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price			Amount of registration fee
Common Stock (par value $.10 per share)	1,500,000 Shares	$48.20	(2)		$72,300,000	(2)	$7,736.10	(2)
Preferred Stock Purchase Rights	1,500,000 Rights		$(3)	$				$(3)

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving our Common Stock, the number of shares and rights registered shall be automatically increased to cover the additional shares and rights in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of our Common Stock on the New York Stock Exchange on August 4, 2006.
(3)	Preferred Stock Purchase Rights (the “Rights”) are attached to and trade with the Registrant’s Common Stock. The value attributable to the Rights, if any, is reflected in the market price of such Common Stock. Because no separate consideration is paid for the Rights, the registration fee for such securities is included in the fee for such Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in Tidewater Inc. 2006 Stock Incentive Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Tidewater Inc. with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Our latest Annual Report on Form 10-K;

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a);

(c) The description of our Common Stock included in Amendments to our Registration Statement on Form 8-A/A filed with the Commission on May 24, 1993, including any amendment thereto or report filed for the purpose of updating such description; and

(d) The description of our Preferred Stock Purchase Rights included in our Registration Statement on Form 8-A filed with the Commission on September 30, 1996, including any amendment thereto or report filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, including the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for certain breaches of fiduciary duty as a director. Article VIII of the Company’s By-laws provides that the Company shall indemnify any directors, directors emeriti, officers, employees and agents who were or are parties to or threatened to be made parties to any threatened, pending or completed action, suit or proceeding for liabilities and expenses incurred by reason of their actions in such capacities on behalf of the Company, provided that the party seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such party shall have been adjudged to be liable to the corporation unless and only to the extent that an appropriate court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such party is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. The Company’s By-laws also state, among other things, that it is the policy of the Company to indemnify directors, directors emeriti, officers, agents and employees of the Company to the fullest extent permitted by law. In addition, the Company maintains an insurance policy designed to reimburse the Company for any payments made by it pursuant to the foregoing indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on July 20, 2006.

Tidewater Inc.

By:	/s/ Cliffe F. Laborde
Cliffe F. Laborde
Executive Vice President,
Secretary and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cliffe F. Laborde and J. Keith Lousteau, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity and on the date indicated.

Signature	Title	Date
/s/ Dean E. Taylor Dean E. Taylor	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 20, 2006

/s/ J. Keith Lousteau J. Keith Lousteau	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 20, 2006

/s/ Joseph M. Bennett Joseph M. Bennett	Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer (Principal Accounting Officer)	July 20, 2006

/s/ Arthur R. Carlson Arthur R. Carlson	Director	July 20, 2006

/s/ Richard T. du Moulin Richard T. du Moulin	Director	July 20, 2006

S-1

/s/ J. Wayne Leonard J. Wayne Leonard	Director	July 20, 2006

/s/ Jon C. Madonna Jon C. Madonna	Director	July 20, 2006

/s/ William C. O’Malley William C. O’Malley	Director	July 20, 2006

/s/ Paul W. Murrill Paul W. Murrill	Director	July 20, 2006

/s/ Richard A. Pattarozzi Richard A. Pattarozzi	Director	July 20, 2006

- Nicholas J. Sutton	Director	__________

/s/ Jack E. Thompson Jack E. Thompson	Director	July 20, 2006

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24.1	Powers of Attorney (included on signature page).